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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 8-A/A
                                Amendment No. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            NEXELL THERAPEUTICS INC.
                       (f/k/a VIMRx PHARMACEUTICALS INC.)
                       ----------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                                  06-1192468
    ---------------------------------------------------------------------
    (State of incorporation or organization)          (I.R.S. Employer
                                                      Identification No.)

         9 Parker, Irvine, California                              92618
         ---------------------------------------------------------------
         (Address of principal executive offices)             (Zip Code)



       Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
           to be so registered                each class is to be registered
           -------------------               -------------------------------
             Not Applicable                           Not Applicable

             --------------                           --------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]
                                             --

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]
                                             --

 Securities Act registration statement file number to which this form relates:
 333-25469 (if applicable)
 ---------

       Securities to be registered pursuant to Section 12(g) of the Act:

                      Common Stock Subscription Warrants
                       ----------------------------------
                                (Title of Class)
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This Registration Statement on Form 8-A/A amends the Registration Statement on
Form 8-A filed with the Securities and Exchange Commission by the Registrant on April 16, 1997 relating to the Registrant's Common Stock Subscription Warrants.


Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

         As indicated in the Registrant's Current Report on Form 8-K filed with the SEC on December 7, 1999, pursuant to Section 10.1(c)(i) of the Warrant Agreement, dated as of June 17, 1996 between the Registrant and American Stock Transfer & Trust Company (the "Warrant Agreement"), as a result of the issuance by the Registrant of (i) Class A Warrants on November 24, 1999 pursuant to the terms of a Securities Agreement with certain institutional investors and (ii) certain other Registrant issuances in 1999 (the "Prior 1999 Issuances") of options or warrants, the exercise price for the Common Stock Subscription Warrants (the "1996 Warrants"), which had been $1.50 per share, has been adjusted to $1.35 per share, each 1996 Warrant entitles the holder to purchase
1.107829 shares of Common Stock instead of one share of Common Stock and the 2,199,993 1996 Warrants outstanding as of December 28, 1999 became exercisable in the aggregate for approximately 2,437,215 shares of Common Stock instead of 2,199,993 shares of Common Stock. Furthermore, these additional 237,222 shares issuable upon exercise of the 1996 Warrants have not been registered under the Securities Act of 1933 (the "Act") and unless and until such time as a registration statement pertaining to such shares is in effect under the Act, such shares will constitute "restricted securities" under the Act and may only be sold or transferred in accordance with the Act or an exemption therefrom.

Item 2.  Exhibits.
         --------

     A. Warrant Agreement dated June 17, 1996 between the Registrant and the Warrant Agent with Form of Warrant Certificate, incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-3 (File No. 333-25469)

     B. Letter from the Registrant to the Holders of Warrants dated December 28, 1999.
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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                            NEXELL THERAPEUTICS INC.
                                   (Registrant)

                        By:   /s/  Richard L.  Dunning
                              --------------------------------------------------
                                   Richard L. Dunning, Chairman of the Board and Chief Executive Officer

Dated:  March 15, 2000